EXHIBIT 11
                       COMPUTATIONS OF EARNINGS PER SHARE

                                  (in thousands
                           except earnings per share)
                                   (unaudited)

                              For the three months
                                 ended March 31,
                                    1998 1997

Shares used in the computation of earnings per share:

  Shares used in the computation of
   basic earnings per share               4,659,029               4,641,833
                                     ===============        ================
  Shares used in the computation of
   diluted earnings per share             4,851,658               4,821,344
                                     ===============        ================

Net income used in the computation
 of earnings per common share         $       1,930          $        1,564
                                     ===============        ================


  Basic earnings per common share     $        0.41          $         0.34
                                     ===============        ================

  Diluted earnings per common share   $        0.40          $         0.32
                                     ===============        ================